UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST REPORTED EVENT - APRIL 1, 2005

AXION POWER INTERNATIONAL, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	000-22573	65-0774638
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Caster Avenue
Vaughan, Ontario, Canada L4L 5Y9
(Address of principal executive offices)

(905) 264-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
 ITEM 5.01 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

On April 1, 2005, our board of directors voted to restructure the management of our company as follows:

•
Thomas Granville, who has been the Chairman of our board of directors since February 2004, was appointed Chief Executive Officer and entered into a two-year employment agreement with our company that provides for an annual salary of $250,000, and the grant of an option to purchase up to 180,000 shares of our common stock that will vest at the rate of 7,500 shares per month, be exercisable at $2.60 per share and expire sequentially on the fifth anniversary of each vesting date;

•
Charles Mazzacato, who has been our Chief Executive Officer since July 2004 and a member of our board of directors since November 2004, agreed to resign his position on our board of directors and accept a reassignment as our President and Chief Operating Officer;

•	Dr. Howard K. Schmidt agreed to accept an appointment to our board of directors for a term commencing on April 4, 2005 and terminating on the date of our 2005 annual meeting of stockholders; and

•
John Petersen, who has been a member of our board of directors and our general counsel since February 2003 agreed to accept the post of board chairman for a term commencing on April 4, 2005 and terminating on the date of our 2005 annual meeting of stockholders.

Mr. Mazzacato’s decision to resign from the board of directors and accept a reassignment as our President and Chief Operating Officer was not the result of any disagreement with the board of directors or any dissatisfaction on the part of the board with his job performance. Instead, the actions were voluntarily taken because Mr. Mazzacato and the other board members concluded that:

•
The proper administration of our company requires a full time Chief Executive Officer to manage and coordinate our overall business, including the activities of our research, engineering, administrative and marketing teams, and that Mr. Granville’s experience in the general management of complex enterprises would be beneficial to our company and in the best interest of our company and its stockholders;

•
The proper administration of our company requires a full time Chief Operating Officer to focus primarily on market development activities, including building power industry relationships; crafting strategic alliances and providing a user oriented focus for our product development group, and that Mr. Mazzacato’s experience in sales, market development and relationship building would be beneficial to our company and in the best interest of our company and its stockholders;

•	The requirements of best practices in corporate governance require that a majority of the members of our board of directors be independent; and

•
The opportunity to add an independent director with the education, experience and stature of Dr. Schmidt would be beneficial to our company and in the best interest of our company and its stockholders.

The following paragraphs provide summary biographical information on Dr. Schmidt and Messrs. Granville, Mazzacato and Petersen.

Thomas Granville, age 60, was appointed to our board in February 2004 and will stand for reelection at our 2005 annual meeting. Mr. Granville served as the chairman of our board of directors from February 2004 through April 2005 when he agreed to accept full-time employment as our chief executive officer. For the last 17 years, Mr. Granville has served as the president of Gallagher Elevator Company, a New York company that specializes in the installation and maintenance of elevators, escalators, moving walkways and other building transportation products. Mr. Granville was certified by the International Union of Elevator Constructors in 1969 and served for 10 years as the president of National Elevator Industry Inc., a trade association that represents elevator manufacturers and contractors. Mr. Granville has also served as the general partner of a number of real estate partnerships that owned multi-family housing, commercial real estate and a cable television company. Mr. Granville is a 1967 graduate of Canisus College. (BA-Business Administration).

Charles Mazzacato, age 53, was hired to serve as our chief executive officer in July 2004 and was appointed chief operating officer in April 2005. From November 2004 through March 2005, Mr. Mazzacato also served as a member of our board of directors. Mr. Mazzacato has 29 years of experience in commercial and industrial power systems engineering sales and marketing. From 1996 through 2003, he held various senior sales and marketing positions with Powerware, a global leader in the UPS and direct current power systems business. Mr. Mazzacato also served as chairman of Powerware’s global marketing council, where he provided leadership and strategic direction for Powerware’s $750 million sales and marketing effort. Previously, he served as Canadian national sales manager for the UPS group of Schneider Electric and as Canadian national sales manager for Emerson Electric. Mr. Mazzacato is a 1975 graduate of Ryerson Polytechnic Institute (Power Systems Engineering).

John L. Petersen, age 53, was appointed to our board in February 2003 and will stand for reelection at our 2005 annual meeting. Mr. Petersen has served as our general counsel since February 2003 and served as our chief financial officer from February 2003 through July 2004. In April 2005, Mr. Petersen was appointed chairman of our board of directors. Mr. Petersen has been a resident of Switzerland since 1998 and has been principally engaged in the practice of law for 25 years. Mr. Petersen is a member of the Texas Bar and practices in the fields of securities and corporate law where he focuses on the needs of entrepreneurial companies. Since April 1999, Mr. Petersen has been a partner in the law firm of Petersen & Fefer, Barberêche, Switzerland. From January 1995 to April 1999, he was a self-employed solo practitioner in Houston, Texas and Barberêche, Switzerland. Since December 2000, Mr. Petersen has been an officer and director of Win or Lose Acquisition Corporation, a publicly held blank check company that is presently seeking an acquisition target. Mr. Petersen is a 1976 graduate of the College of Business Administration at Arizona State University and a 1979 graduate of the Notre Dame Law School. Mr. Petersen was admitted to the State Bar of Texas in May 1980 and received his license to practice as a Certified Public Accountant in March 1981.

Dr. Howard K. Schmidt, age 46, is an independent director who was appointed to our board in April 2005 and will stand for reelection at our 2005 annual meeting. Dr. Schmidt is presently employed the Executive Director of the Carbon Nanotechnologies Laboratory (the “CNL”) at Rice University in Houston, Texas, a post he has held since September 2003. Dr. Schmidt is an expert in the field of carbon nanotechnology and single-wall carbon nanotubes. At the CNL, Dr. Schmidt is responsible for developing and managing key federal and industrial relationships to drive emerging applications for carbon nanotubes. Before joining the CNL, Dr. Schmidt operated Stump Partners, a Houston-based consultancy firm and was involved in two Internet ventures. In 1989, Dr. Schmidt founded SI Diamond Technologies, Inc., a company that received the prestigious R&D 100 Award from Research and Development Magazine in 1989; went public in 1992; and recently changed its name to Nano-Proprietary, Inc. Dr. Schmidt has earned two degrees from Rice University (BS-Electrical Engineering, 1980 and PhD-Chemistry, 1986).

Our company was incorporated in Delaware on January 9, 1997 and was inactive from January 1999 until December 2003 when we acquired Axion Power Corporation, a Canadian Federal Corporation (“Axion (Ontario)”) in a business combination that was structured as a reverse takeover. The following paragraphs provide certain information respecting transactions between our company and the named directors and executive officers during the previous two years.

Mr. Granville was one of the original founders of Axion (Ontario). During 2003, Mr. Granville contributed $150,000 in capital to Axion (Ontario) as payment for 326,700 shares of our common stock and 66,700 warrants that are exercisable to purchase additional shares of common stock at a price of $1.50. During 2004, Mr. Granville contributed an additional $40,000 in capital to our company as payment for 30,200 shares of our common stock and 3,500 warrants that are exercisable to purchase additional shares of common stock at a price of $4.00. During 2004, Mr. Granville earned $23,000 as compensation for service rendered as an independent member of our board of directors. Under the board compensation policies in effect during 2004, the accrued compensation may only be used to pay the exercise price of directors’ options that were granted to Mr. Granville under our Outside Directors’ Stock Option Plan.

John Petersen was a control stockholder of our company prior to the business combination with Axion (Ontario). In connection with the business combination, Mr. Petersen agreed to settle $242,000 in accrued compensation and other related party debt in exchange for warrants to purchase 116,700 shares of common stock at a price of $2.00 per share. These warrants are exercisable at any time during the two-year period ended December 31, 2005. Concurrently, C&T bought 625,000 shares of common stock from Mr. Petersen for $100,000 and distributed those shares to its stockholders. Mr. Petersen is also a partner in the law firm of Petersen & Fefer, which serves as our principal corporate counsel. Under the terms of their original retainer agreement, the law firm of Petersen & Fefer agreed to serve as our special securities counsel in return for:

•	An initial retainer of $40,000;

•	A monthly retainer of $7,500;

•	A two-year option to purchase 189,300 shares of our common stock at a price of $2.00 per share; and

•	Certain contingent supplemental payments specified in the original retainer agreement relating to registration, financing and acquisition transactions.

In February 2004, the law firm of Petersen & Fefer was appointed general counsel for our company and assumed primary responsibility for all of our legal affairs, including litigation coordination and strategy. During the year ended December 31, 2004, Petersen & Fefer billed us a total of $472,070 for legal services rendered. Of this total, we paid $94,040 in cash and we settled $276,700 of the outstanding balance by means of a $1.00 reduction in the exercise price of 306,000 warrants and options held by firm members. In the first quarter of 2005, we agreed to settle our remaining obligations to Petersen & Fefer with total cash payments of $125,000 and an option to purchase 140,000 additional shares at a price of $1.00 per share. Effective April 1, 2005, Petersen & Fefer have agreed to serve as our general counsel for a flat fee of $15,000 per month. All settlement transactions between our company and the law firm of Petersen & Fefer were negotiated and approved by the compensation committee and we believe the terms of our agreements with the firm of Petersen & Fefer are at least as favorable as the terms that would have resulted from arms-length negotiations between unaffiliated parties.

ITEM 7.01 REGULATION FD DISCLOSURE

On April 4, 2005, Axion Power International, Inc. issued a press release announcing the management restructuring described in this Current Report on Form 8-K. A copy of the press release is attached as an exhibit to this report.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibit 10.12	Executive Employment Agreement of Thomas Granville dated April 4, 2005.	*
Exhibit 10.13	Retainer Agreement dated March 31, 2005 between the law firm of Petersen & Fefer and Axion Power International, Inc.	*
Exhibit 99.1	Press Release of Axion Power International, Inc. dated April 4, 2005.	*
* Incorporated by reference from Current Report on Form 8-K dated April 4, 2005

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Axion Power International, Inc. has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AXION POWER INTERNATIONAL, INC,
April 5, 2005

By: /s/ Thomas Granville
       Thomas Granville, Chief Executive Officer